PRESS RELEASE

                                              For Immediate Release


Best Medical Treatment Group, Inc. (Nasdaq OTC: BMTM) announced today that it has completed the acquisition of Wonderwide Consultants Limited (BVI). Wonderwide is a holding company which owns 99% of King Yuen Investment &
Development Limited, which is the foreign partner in the Investment & Development Limited, which is the foreign partner in the sino-foreign cooperative joint venture known as the Qin Dynasty Hotel (Xian) Limited. Additional terms of the transaction require the former Wonderwide shareholder to transfer to Wonderwide the 60% foreign interest in the City Hotel (Xian) Co. Limited, a sino-foreign equity joint venture. This transfer requires compliance with certain PRC procedures which are expected to require 2-4 months.

The consideration for the two hotel interests was 2,230,000 newly issued shares of Best Medical common stock. 334,500 of the 2,230,000 shares are being held in escrow and will not be delivered to the seller until the ownership transfer of City Hotel (Xian) Co. Limited to Wonderwide is complete.

The Qin Dynasty Hotel is a modern 200 room hotel located at the west boundary of the ancient City Wall in Xian, China. Xian, the historic capital of 11 Dynasties, is a major tourist attraction in China. The hotel has four restaurants as well as a business center, ticketing center, health club, beauty salon, and gymnasium. The City Hotel has 140 guest rooms and is located in central Xian, close to the Bell Tower. Facilities include a convention hall, three restaurants, and a night club.

For the year ended December 31, 1997, the net income for the foreign interests in Qin Dynasty Hotel and City Hotel, was US$2.0 million and US$0.5 million, respectively. These figures were prepared by Wonderwide management according to Hong Kong accounting principles and are not audited. Material adjustments to 1997 net income may take place with the completion of US GAAP audits, which are expected to require 2-3 months to complete. In the event that the US GAAP audited net income for the two hotels falls below US$2.5 million, the acquisition contract calls for the cancellation of that portion of the 2,230,000 shares that is necessary to restore the Company's earnings per share to that level that would have existed if the 1997 US GAAP net income equalled $2.5 million (approximately US$.90 per share.)

The Company intends to complete a name change in the near future to reflect the new business. In addition, the Company is divesting its medical information business.

For any further information, please contact Mr. Randall Baker at the corporate offices, telephone: (619) 360-1042.





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